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                                                                      EXHIBIT 12

                          AMERICAN PREMIER GROUP, INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

                                                          YEAR ENDED               NINE MONTHS ENDED
                                                      DECEMBER 31, 1993            SEPTEMBER 30, 1994
                                                   ------------------------     ------------------------
                                                                    NEW                          NEW
                                                   HISTORICAL    AMERICAN       HISTORICAL    AMERICAN
                                                   AMERICAN       PREMIER       AMERICAN       PREMIER
                                                   PREMIER       PRO FORMA      PREMIER       PRO FORMA
                                                   --------     -----------     --------     -----------
Earnings from continuing operations, before
  income taxes...................................   $190.1        $ 310.1        $ 16.4        $ 121.4
Undistributed losses (earnings) of equity
  investees......................................       --           53.7            --           17.9
Minority interest in subsidiaries with fixed
  charges........................................       --           17.8            --            5.9
Interest and debt expense........................     62.8          133.1          39.9           73.9
Preferred dividend requirements of
  subsidiaries...................................       --           26.1            --           19.5
One-third of rent expense........................      4.4            9.1           3.3            6.8
                                                   --------     -----------     --------     -----------
Earnings before fixed charges....................   $257.3        $ 549.9        $ 59.6        $ 245.4
                                                   =======       ========       =======       ========
Fixed Charges:
  Interest and debt expense......................   $ 62.8        $ 133.1        $ 39.9        $  73.9
  Preferred dividend requirements of
     subsidiaries................................       --           26.1            --           19.5
  One-third of rent expense......................      4.4            9.1           3.3            6.8
                                                   --------     -----------     --------     -----------
          Total fixed charges....................   $ 67.2        $ 168.3        $ 43.2        $ 100.2
                                                   =======       ========       =======       ========
          Ratio of Earnings to Fixed Charges.....      3.8            3.3           1.4            2.4
                                                   =======       ========       =======       ========
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